MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
RESTRICTED STOCK UNIT ("RSU") AWARD AGREEMENT
[Date]

[Participant Name]

In accordance with the terms of the MDU Resources Group, Inc. (the "Company") Long-Term Performance-Based Incentive Plan (the "Plan"), pursuant to action of the Compensation and Human Capital Committee (the "Committee") of the Company's Board of Directors, the Company hereby grants to you (the "Participant") RSUs (the "Award"), subject to the terms and conditions set forth in this Award Agreement (including Annex A and all documents incorporated herein by reference), as set forth below.
When vested, each RSU entitles you to receive one share of common stock of the Company (the "Shares").

Grant Date:	______________
Number of RSUs:	[No. of Shares] RSUs, subject to adjustment as provided under Section 4.2 of the Plan.
Vesting Schedule:	Subject to the provisions of the Award Agreement and the Plan and provided that you remain continuously employed by the Company and/or an Affiliate through the respective vesting dates as set forth below, the RSUs shall vest on ________. The Vesting Schedule is the 36-month period beginning January 1, ____ and ending December 31, ____. Except for termination of employment due to retirement after the Participant has reached age 55 and completed 10 Years of Service, death or disability, or a Change in Control as defined in the Plan, any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.
Settlement Date:	Each vested RSU will be settled in Shares as soon as practicable following the end of the Vesting Schedule but not later than March 15 following the close of the Vesting Schedule.

Acceleration on Death, or Disability: Retirement
In the case of death or disability, a portion of the unvested RSUs will vest based on the ratio of the number of full months of employment completed during the Vesting Schedule to the date of your death or disability divided by the total number of months in the Vesting Schedule.
In the case of retirement where the Participant has reached age 55 and completed 10 Years of Service (i) during the first year of the Vesting Schedule, all RSUs (and related Dividend Equivalents) shall be forfeited; (ii) during the second year of the Vesting Schedule, determination of the vesting and payment of RSUs and Shares (and related Dividend Equivalents, if any), will be based on a proration for the number of months employed during the 36-month Vesting Schedule, including the month in which the termination of employment occurs; and (iii) during the third year of the Vesting Schedule, 100% of the RSUs and Shares (and related Dividend Equivalents, if any), will be paid without prorating. For purposes of the Award Agreement, the term Years of Service shall mean the full 12-month years a Participant is employed by the Company and/or a Subsidiary.

Dividend Equivalents:	Yes
THESE RSUs ARE SUBJECT TO FORFEITURE AS PROVIDED HEREIN. THIS AWARD AND AMOUNTS RECEIVED IN CONNECTION WITH THIS AWARD ARE ALSO SUBJECT TO FORFEITURE, RECAPTURE, OR OTHER ACTION IN THE EVENT OF AN ACCOUNTING RESTATEMENT, AS PROVIDED IN THE PLAN.
Further terms and conditions of the Award are set forth in Annex A hereto, which is an integral part of this Award Agreement. Subject to the terms of the Plan, decisions and interpretations of the Committee are binding, conclusive, and final upon any questions arising under the Award Agreement or the Plan.
Attachment:
Annex A: Restricted Stock Unit Award Agreement

ANNEX A
It is understood and agreed that the Award of RSUs evidenced by the Award Agreement to which this is annexed is subject to the following additional terms and conditions.
1. Grant of RSUs. On the Grant Date, the Participant was awarded the number of RSUs set forth in the Award Agreement.
2. Vesting of RSUs. The RSUs shall become vested and nonforfeitable in accordance with the Vesting Schedule set forth in the Award Agreement. Vesting may be accelerated only as described in the Award Agreement.
3. Settlement of RSU. Each RSU, at the discretion of the Committee, will be settled in Shares as soon as practicable after the end of the Vesting Schedule but not later than March 15th following the close of the Vesting Schedule. Executives are required to comply with the Company’s Stock Ownership Policy and Insider Trading Policy. If a Participant has not achieved an applicable stock ownership requirement, the Participant shall hold the net after-tax Shares received under this Award until the requirement is met.
4. Voting Rights. Since RSUs do not represent actual Shares, no voting rights or other rights as a stockholder of the Company arise with respect to the RSUs until Shares have been delivered to the Participant upon settlement of the RSUs.
5. Dividend Equivalents. Dividend Equivalents shall be earned with respect to any Shares issued pursuant to the Award. The amount of Dividend Equivalents earned shall be equal to the total dividends declared on a Share for stockholders of record between the Grant Date of this Award and the vesting date of the RSUs, multiplied by the number of Shares issued pursuant to the vesting of the RSUs awarded in the Award Agreement. Any Dividend Equivalents earned shall be paid in cash to the Participant when the Shares to which they relate are issued or as soon as practicable thereafter, but no later than March 15th following the close of the Vesting Schedule. No Dividend Equivalents will be issued for unvested or forfeited RSUs.
6. Termination of Employment During the Vesting Schedule.
(a) If the Participant's employment with the Company is terminated during the Vesting Schedule for "Cause" (as defined below) at any time, all RSUs (and related Dividend Equivalents) shall be forfeited.
(b)    If the Participant's employment with the Company is terminated after the Participant, as of the effective date of termination, has reached age 55 and completed 10 "Years of Service" (i) during the first year of the Vesting Schedule, all RSUs (and related Dividend Equivalents) shall be forfeited; (ii) during the second year of the Vesting Schedule, Shares (and related Dividend Equivalents) earned will be paid based on the number of full months elapsed from and including the month in which the Vesting Schedule began to and including the month in which the termination of employment occurs; and (iii) during the third year of the Vesting Schedule, the Shares (and related Dividend Equivalents) earned will be paid without prorating.
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(c)    If the Participant’s employment with the Company is terminated due to death or disability, a portion of the unvested RSUs will vest based on the ratio of the number of full months of employment completed during the Vesting Schedule to the date of death or disability divided by the total number of months in the Vesting Schedule.
(d)    For purposes of the Award Agreement, the term "Cause" shall mean the Participant's fraud or dishonesty that has resulted or is likely to result in material economic damage to the Company or a Subsidiary, or the Participant's willful nonfeasance if such nonfeasance is not cured within ten days of written notice from the Company or a Subsidiary, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Participant is provided an opportunity to be heard. For purposes of the Award Agreement, the term "Years of Service" shall mean the full 12-month years a Participant is employed by the Company and/or a Subsidiary.
7. Non-transferability of RSUs. No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
8. Personal Information. The Participant agrees the Company and its suppliers or vendors may collect, use, and disclose the Participant's personal information for the purposes of the implementation, management, administration, and termination of the Plan.
9. Amendment. The Committee may amend, alter, modify, suspend, or terminate the Award Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension, or termination of the Award Agreement shall adversely affect in any material way the Award Agreement, without the Participant's written consent, except to the extent such amendment, alteration, modification, suspension, or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.
10. Binding Effect. The Award Agreement shall inure to the benefit of the successors and assigns of the Company, and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant's heirs, beneficiaries, executors, legal representatives, successors, and assigns.
11. Integrated Agreement. The Award Agreement and the Plan constitute the entire understanding and agreement between the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.
12. Tax Withholding. Pursuant to Article 15 of the Plan, the Committee has the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes (including the Participant's FICA obligations) required by law to be withheld with respect to the Award and Dividend Equivalents.
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The Committee may condition the delivery of vested Shares upon the Participant's satisfaction of such withholding obligations. The withholding requirement for Shares will be satisfied by the Company withholding Shares having a Fair Market Value equal to federal income tax withholding obligations using an IRS accepted methodology plus additional amounts for state and local tax purposes, as applicable, including payroll taxes, that are applicable to such supplemental taxable income but with rates not to exceed the maximum effective statutory rates, unless the Participant elects, in a manner satisfactory to the Committee, to remit an amount to satisfy the withholding requirement subject to such restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Such election must be made before, and is irrevocable after, December 15 of the last year in the Vesting Schedule, and cannot be made or revoked while the Participant possesses information that will be material nonpublic information at the time the Shares are issued such that the Participant would be prohibited from trading on the Company's stock under the Company's Insider Trading Policy.
13. Notices. Any notice hereunder to the Company shall be addressed to its office, 1200 West Century Avenue, Bismarck, North Dakota 58503; Attention: Corporate Secretary, and any notice hereunder to the Participant shall be addressed to him or her at the address specified in the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.
14. Definitions. Capitalized terms not otherwise defined herein or in the Award Agreement shall have the meanings given to them in the Plan.
15. Governing Law and Severability. To the extent not preempted by federal law, the Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
16. No Rights to Continued Employment. The Award Agreement is not a contract of employment. Nothing in the Plan or in the Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment at any time, for any reason or no reason, or confer upon the Participant the right to continue in the employ of the Company or a Subsidiary.
17. Construction. Captions and titles contained in the Award Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of the Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.
18. Conformity. The Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event
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of any ambiguity in the Award Agreement or any matters as to which the Award Agreement is silent, the Plan shall govern.
Annex A - 3